Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
          This First Amendment, dated as of September 14, 2009 (this “Amendment”), to the Rights Agreement, dated as of October 5, 2000 (the “Company Rights Agreement”), between Parallel Petroleum Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, successor in interest to Computershare Trust Company, Inc., as rights agent (the “Rights Agent”).
RECITALS
          WHEREAS, PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), PLLL Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it is proposed that, among other things, (i) Merger Subsidiary will make a cash tender offer to acquire all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company, including the associated preferred stock purchase rights issued pursuant to the Company Rights Agreement (as it may be amended from time to time, the “Offer”), and (ii) following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger Subsidiary will merge with and into the Company (the “Merger”).
          WHEREAS, pursuant to Section 27 of the Company Rights Agreement, for so long as the Rights are redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Company Rights Agreement without the approval of any holders of the certificates representing shares of Common Stock.
          WHEREAS, the Company desires to amend the Company Rights Agreement to render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions specifically contemplated by the Merger Agreement.
          WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Company Rights Agreement as set forth below and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.
AGREEMENT
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.	Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Company Rights Agreement.

2.	Amendments.
a.	The definition of “Acquiring Person” set forth in Section 1(a) of the Company Rights Agreement is hereby amended by adding the following sentences to the end of such Section 1(a):
“Notwithstanding anything in this Agreement to the contrary, none of PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), PLLL Acquisition

Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of or as a result of (i) the approval, execution or delivery of the Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), dated as of September 15, 2009, among the Company, Parent and Merger Subsidiary, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the tender offer to acquire all of the outstanding shares of Common Stock, including the associated Rights, to be commenced by the Merger Subsidiary pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such tender offer, as it may be amended and/or extended from time to time pursuant to the terms of the Merger Agreement, is referred to in this Agreement as the “Offer”), including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the merger of Merger Subsidiary with and into the Company on the terms, and subject to the conditions set forth in, the Merger Agreement (such merger is referred to in this Agreement as the “Merger”), (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement. However, (i) if the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), then the immediately preceding sentence shall be of no further force and effect and (ii) unless approved by the Company’s Board of Directors, the immediately preceding sentence shall not apply to any purchases of shares of Common Stock prior to the Effective Time (as defined in the Merger Agreement) by Parent, Merger Subsidiary or any of their respective Affiliates or Associates other than pursuant to the Merger Agreement.”
b.	The definition of “Stock Acquisition Date” set forth in Section 1(kk) of the Company Rights Agreement is hereby amended by adding the following sentence to the end of such Section 1(kk):
“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall occur or be deemed to have occurred by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”
c.	Section 2 of the Company Rights Agreement is hereby amended by adding the following language to the end of the second sentence thereof:
“, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”
d.	Section 3(a) of the Company Rights Agreement is hereby amended by adding the following language to the end of the first sentence of Section 3(a):

“; notwithstanding anything in this Agreement to the contrary, no Distribution Date shall occur or be deemed to have occurred by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement”
e.	Section 7(e) of the Company Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7(e) shall not apply by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”
f.	Section 11 of the Company Rights Agreement is hereby amended by adding the following provision at the end of such section as a new subsection 11(q):
“(q) Exceptions. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 11 shall not apply, and no adjustments shall be made pursuant to this Section 11, by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”
g.	Section 13 of the Company Rights Agreement is hereby amended by adding the following provision at the end of such section as a new section (e):
“(e) Additional Exceptions. Notwithstanding anything in this Agreement to the contrary, this Section 13 (Consolidation, Merger or Sale or Transfer of Assets or Earning Power) shall not be applicable to (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”

h.	Section 21 of the Company Rights Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:
“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) calendar days’ notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock to the extent that such transfer agent is a Person other than the Rights Agent or any of the Rights Agent’s Affiliates. In the event the transfer agency relationship in effect between the company and the Rights Agent or any of the Rights Agent’s Affiliates terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”
i.	Section 25 of the Company Rights Agreement is hereby amended by adding the following provision at the end of such section as a new subsection (c):
“(c) Exceptions. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any notice contemplated by this Section 25 by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”
j.	Section 26 of the Company Rights Agreement is hereby amended by deleting the Rights Agent notice address in its entirety and replacing it with the following:
“Computershare Trust Company, N.A.
350 Indiana Street, Suite 750
Golden, Colorado 80401
Attention: Client Services
Facsimile: 303-262-0609”
k.	Section 30 of the Company Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Further, nothing in this Agreement shall be construed to give any holder of Rights or any other person, firm, corporation, partnership or other entity any legal or equitable rights, remedies or claims under this Agreement by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution and/or delivery of any amendment thereto, (ii) the making or consummation of the Offer, including the acquisition of shares pursuant to the Offer under the Merger Agreement, (iii) the consummation of the Merger, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”

l.	The Company Rights Agreement is hereby amended to add a new Section 35 to the end thereof, as follows:
“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
3.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.	Counterparts; Electronic Transmission. This Amendment may be executed and delivered by facsimile, PDF or similar electronic transmission method in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.	Authority. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

6.	Successors and Assigns. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any person, firm, corporation, partnership or other entity other than the Company, the Parent, the Merger Subsidiary, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Parent, the Merger Subsidiary, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Shares).

8.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.	Effectiveness. This Amendment shall be effective as of the date first written above and shall be deemed effective prior to, and shall be subject to, the execution and delivery of the Merger Agreement; provided, however, that this Amendment shall be null and void, automatically terminate and be of no further force or effect on the date on which the Merger Agreement is terminated in accordance with its terms. In the event this Amendment is deemed null and void due to the termination of the Merger Agreement, the Company shall provide the Rights Agent with notice of such termination promptly thereafter. Except as and to the extent expressly modified by this Amendment, the Company Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Company Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.
10.	Certification. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Company Rights Agreement.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PARALLEL PETROLEUM CORPORATION

By:	/s/ Jeffrey G. Shrader
Name:	Jeffrey G. Shrader
Title:	Chairman

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President
Signature Page to First Amendment to the Rights Agreement